Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

Marchex, Inc.

and

Edenbrook Capital, LLC

of

Up to 10,000,000 shares of Class B common stock

of

Marchex, Inc.

at

a Purchase Price of –

$1.80 per share if up to 6,000,000 shares are tendered, or

$1.96 per share if more than 6,000,000 up to 10,000,000 shares are tendered

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 7, 2020 UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

This offer is being made by Marchex, Inc., a Delaware corporation (the “Company”), Edenbrook Long Only Value Fund, LP, a Delaware limited partnership, and Edenbrook Value Fund, LP, a New York limited partnership, each of which are managed by Edenbrook Capital, LLC, a New York limited liability company (“Edenbrook Capital” and, together with Edenbrook Long Only Value Fund, LP and Edenbrook Value Fund, LP, “Edenbrook,” and together with the Company, “we,” or “us”). We are offering to purchase severally, and not jointly, up to 10,000,000 shares of Class B common stock, par value $0.01 per share of the Company (the “common stock”) in the aggregate, at a price of either (i) $1.80 per share, if up to 6,000,000 shares are tendered, and (ii) $1.96 per share, if more than 6,000,000 up to 10,000,000 shares are tendered, net to the seller in cash, less any applicable tax withholding and without interest (the “Purchase Price”), upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to “shares” shall refer to the common stock and all references to “shares properly tendered” shall refer to “shares properly tendered and not properly withdrawn in the Offer.”

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will determine if the per share price is $1.80 or $1.96 per share, based on the number of shares properly tendered, up to 10,000,000 shares in the aggregate. Once the Purchase Price has been determined, we intend to promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release.

All shares we purchase in the Offer will be purchased at the same Purchase Price. If more than 10,000,000 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase. Shares properly tendered, but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Offer expires. See Section 3.

The Offer is a simultaneous combined offer consisting of an offer by the Company and an offer by Edenbrook. Under the terms of the Offer, the Company and Edenbrook are each only required to purchase 50% of those shares properly tendered, up to 10,000,000 shares in the aggregate.

The Company and Edenbrook have filed a Tender Offer Statement on Schedule TO with the SEC on August 31, 2020 (the “Schedule TO”).

The Offer is not conditioned upon the receipt of financing. The Offer is, however, subject to certain other conditions. See Section 7.

As of August 10, 2020, there were 39,896,634 shares of common stock issued and outstanding. The shares are quoted on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “MCHX.” On August 7, 2020, the last full trading day completed prior to the day that the Board of Directors of the Company (the “Board”), and Edenbrook reached a consensus regarding the basic economic terms and timeline for the Offer, the reported closing price of the shares on the NASDAQ was $1.73 per share. On August 28, 2020, the last full trading day before we commenced the Offer, the reported closing price of the shares on the NASDAQ was $1.82 per share, which is greater than the lower price for the Offer of $1.80 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

The Board has unanimously approved the Offer. However, neither the Board, Edenbrook, the Company, nor the Depositary and Paying Agent or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. Russell C. Horowitz, Dennis Cline, Donald Cogsville, and M. Wayne Wisehart (all of the members of the Board), and Michael Arends (Co-CEO and Chief Financial Officer of the Company) beneficially own shares. None of the members of the Board or the executive officers of the Company intend to tender any of their shares in the Offer. Edenbrook will not tender any of its shares in the Offer. See Section 2.

Questions and requests for assistance may be directed to Equiniti (US) Services LLC (“EQ”), the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

August 31, 2020

IMPORTANT

If you desire to tender all or any portion of your shares, you should either:

(1)

(a) if you hold certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary and Paying Agent (as defined herein), at one of its addresses shown on the Letter of Transmittal, or

(b) if you are an institution participating in The Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

(2) if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary and Paying Agent prior to the Expiration Time, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal.

Questions and requests for assistance may be directed to EQ, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary and Paying Agent or the Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

This offer is being made by Marchex, Inc., a Delaware corporation (the “Company”), Edenbrook Long Only Value Fund, LP, a Delaware limited partnership, and Edenbrook Value Fund, LP, a New York limited partnership, each of which are managed by Edenbrook Capital, LLC, a New York limited liability company (“Edenbrook Capital” and, together with Edenbrook Long Only Value Fund, LP and Edenbrook Value Fund, LP, “Edenbrook”).

As of August 10, 2020, Edenbrook beneficially owned approximately 19.5% of the Class B Common Stock, representing 5.0% of the voting power of the common stock. See Section 16.

What are the Company and Edenbrook offering to purchase?

We are offering to purchase up to 10,000,000 shares of Class B common stock, par value $0.01 per share of the Company (the “common stock”) in the aggregate, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). See Section 1.

The Offer is a simultaneous combined offer consisting of an offer by the Company and an offer by Edenbrook. Under the terms of the Offer, neither the Company nor Edenbrook is required to purchase all of the shares. Rather, subject to the satisfaction or waiver of the terms and conditions of the Offer, the Company and Edenbrook, severally and not jointly, will each purchase 50% of those shares properly tendered.

What will the purchase price for the shares be and what will be the form of payment?

The price per share that we will pay for shares properly tendered will be either $1.80 per share if up to 6,000,000 shares are tendered, or $1.96 per share if more than 6,000,000 up to 10,000,000 shares are tendered, net to the seller in cash, less any applicable tax withholding and without interest (the “Purchase Price”), up to 10,000,000 shares in the aggregate.

All shares we purchase in the Offer will be purchased at the same Purchase Price. If more than 10,000,000 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase. Shares properly tendered, but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Offer expires. See Section 3.

If your shares are purchased in the Offer, we will pay you the Purchase Price in cash, less any applicable tax withholding and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

What is the recent market price of my shares?

The shares are quoted on the NASDAQ under the symbol “MCHX.” On August 7, 2020, the last full trading day completed prior to the day that the Board and Edenbrook reached a consensus regarding the basic economic terms and timeline for the Offer, the reported closing price of the shares on the NASDAQ was $1.73 per share. On August 28, 2020, the last full trading day before we commenced the Offer, the reported closing price of the shares on the NASDAQ was $1.82 per share, which is greater than the lower price for the Offer of $1.80 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

How many shares will the Company and Edenbrook purchase in the Offer?

The Company and Edenbrook will each purchase 50% of those shares properly tendered, up to 10,000,000 shares in the aggregate.

If more than 10,000,000 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase. Shares properly tendered, but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Offer expires. The Offer is subject to certain conditions. See Section 7.

How will the Company and Edenbrook pay for the shares?

Assuming the maximum number of 10,000,000 shares are properly tendered in the Offer (with the Company and Edenbrook each purchasing 5,000,000 shares) at the higher price of the Offer of $1.96 per share, the aggregate purchase price would be approximately $19.6 million. The aggregate purchase price to be paid by each of the Company and Edenbrook would be approximately $9.8 million.

The Company anticipates that it will pay for such shares tendered from its available cash and cash equivalents.

Edenbrook anticipates that it will pay for such shares tendered from its available cash and cash equivalents. Edenbrook Long Only Value Fund, LP and Edenbrook Value Fund, LP have more than sufficient cash on hand to pay the full Purchase Price assuming the maximum number of 10,000,000 shares are tendered in the Offer.

Consummation of the Offer is not subject to any financing condition, but it is subject to certain other conditions. See Section 7.

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire on October 7, 2020, at 11:59 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

Can the Offer be extended, amended or terminated?

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Time. We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 7 are not met. See Sections 7 and 15.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer and are the interests of Edenbrook different from my interests as a stockholder?

On August 31, 2020, the Board unanimously approved this Offer. The Board determined that the Offer is a prudent use of the Company’s financial resources and presents an appropriate balance between meeting the needs of the Company’s business and delivering value to the Company’s stockholders. The Board determined that a cash tender offer is an appropriate mechanism to return capital to stockholders that seek liquidity under current market conditions while, at the same time, allowing stockholders who do not participate in the Offer to share in a higher portion of the Company’s future potential.

As of August 10, 2020, Edenbrook beneficially owned approximately 19.5% of the Class B Common Stock, representing 5.0% of the voting power of the common stock. The purpose of the Offer for Edenbrook is to increase its ownership in the Company. If the tender offer is fully subscribed, Edenbrook would beneficially own approximately 36.67% of the Company’s outstanding Class B common stock, representing 8.45% of the voting power of the common stock. Edenbrook has also written put option contracts expiring in September 2020 pursuant to which Edenbrook may be required to purchase up to 240,000 additional shares of Class B Common Stock if the counterparty thereto exercises such put options. These put options were written by Edenbrook in December 2019 and January 2020.

Edenbrook’s interests in the Offer are different from those of stockholders being asked to tender their shares. In particular, it would benefit as a purchaser in the Offer from a lower Purchase Price. Also, if you properly tender all of your shares pursuant to the Offer, and your shares are purchased in the Offer by the Company or Edenbrook, as applicable, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, Edenbrook will benefit from any future increase in the value of the Company with respect to such shares. Edenbrook will also bear the burden and risks of any future decrease in the value of the Company.

We believe that purchasing the shares in the Offer represents an attractive use of capital. We also believe that this Offer represents a mechanism to provide all of the holders of Class B common stock of the Company (other than Edenbrook) with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides such stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations at no additional cost to them (with respect to the amount of shares purchased by the Company only).

The Offer also provides such stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and Paying Agent and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 1.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being quoted on the NASDAQ or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The consummation of the Offer will decrease the public float of the shares, which may result in a reduction in liquidity and trading volume of the shares and could result in an increase in price volatility. Stockholders may not be able to sell non-tendered shares in the future at a net price higher than the Purchase Price in the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future.

Upon consummation of the Offer, Edenbrook has agreed, pursuant to the Tender Offer Agreement (as defined herein), among other things:

•

not to, and to take all actions necessary to cause the Edenbrook controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of common stock for a period of two years from August 31, 2020;

•

not to take any action to, and to take all actions necessary to cause the Edenbrook controlled affiliates not to, without approval of the Board, cause the Company to (a) cease to be listed on the NASDAQ; (b) cease to satisfy all requirements to remain listed on the NASDAQ, (c) deregister the common stock of the Company under the Exchange Act; or (d) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements; and

•

that Edenbrook would indemnify the Company for any liability arising from being an offeror with respect to any liability to purchase more than 5,000,000 shares (representing its 50% of any shares that may be tendered in the Offer). The Company will similarly indemnify Edenbrook for any liability arising from being an offeror with respect to any liability to purchase more than 5,000,000 shares (representing its 50% of any shares that may be tendered in the Offer).

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein.

What are the significant conditions to the Offer?

Our obligations to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived by us prior to the Expiration Time, including, but not limited to:

•

No decrease in excess of 20% in the price of the common stock measured from the close of trading on August 28, 2020, the last full trading day before we commenced the Offer, to the open of trading on the Expiration Time shall have occurred.

•

No legal action shall have been instituted, threatened, or been pending that challenges the Offer or seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

•	No material adverse change in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of the Company shall have occurred.

•

No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving the Company or any subsidiary of the Company.

•

No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries.

•	No commencement or escalation of war, armed hostilities, terrorism or other similar national or international calamity, directly or indirectly involving the United States, shall have occurred.

•

Any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion.

The Offer is subject to a number of other conditions described in greater detail in Section 7. Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Time.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before the Expiration Time:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•

If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•

If you are unable to deliver the certificates for the shares or the other required documents to the Depositary and Paying Agent or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

What happens if more than 10,000,000 shares are tendered at the Purchase Price?

If more than 10,000,000 shares are properly tendered at the Purchase Price and not properly withdrawn prior to the Expiration Time, we will purchase shares:

•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares;

•	second, from all other stockholders who properly tender shares, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•

third, only if necessary to permit us to purchase up to 10,000,000 shares, from holders who have properly tendered shares conditionally (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you properly tender. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 11:59 p.m., New York City time, on October 7, 2020, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on October 29, 2020. See Section 4.

How do I properly withdraw shares I previously tendered?

To properly withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary and Paying Agent or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Board adopted a position on the Offer?

The Board has unanimously approved the Offer. However, neither the Board, Edenbrook, the Company, nor the Depositary and Paying Agent or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the Purchase Price. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

None of the members of the Board or the executive officers of the Company intend to tender any of their shares in the Offer. See Section 2.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in the outstanding common stock following the consummation of the Offer with respect to the shares repurchased by the Company, but not with respect to the shares purchased by Edenbrook. See Section 2.

When will the Company and Edenbrook pay for the shares I tender?

We will pay the Purchase Price, net to the seller in cash, less any applicable tax withholding and without interest, for the shares we respectively purchase promptly after the Expiration Time and the acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to five business days after the Expiration Time. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary and Paying Agent, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes as a sale or exchange eligible for capital gain or loss treatment, except in certain limited circumstances. See Section 14. If you are a Non-U.S. Holder (as defined in Section 14) and the Company’s stock is treated as “regularly traded on an established securities market,” you generally will not be subject to United States federal income tax on gains realized on the disposition of shares pursuant to the Offer, provided that (a) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (b) in the case of a Non-U.S. Holder that is an individual, that the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition.

All stockholders should review the discussion in Sections 3 and 14 regarding tax issues and consult their tax advisor with respect to the tax consequences of a tender of shares in their particular circumstances.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits the Company from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Expiration Time. See Section 10.

In November 2014, the Board authorized the repurchase of up to 3,000,000 shares of the Company’s Class B common stock with no set expiration date. The stock repurchase program will end upon the earlier of the date on which the plan is terminated by the Board or when all authorized repurchases are completed. The timing and amount of stock repurchases will be determined based upon the Company’s evaluation of market conditions and other factors, but the Company will not repurchase any shares outside of this Offer or for a period of 10 business days after the expiration of this Offer. The stock repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the stock repurchase program.

As of June 30, 2020, the Company had repurchased 1,680,872 shares of its common stock at a total cost of approximately $6.6 million under the stock repurchase program. In all instances, the repurchased shares were subsequently retired. Since June 30, 2020 through the date hereof, the Company has not repurchased any shares of common stock under the stock repurchase program. The shares purchased by the Company in this Offer will not be purchased as a part of the Company’s stock repurchase program.

Is there an agreement governing the Offer?

Yes, Edenbrook and the Company have entered into a Tender Offer Agreement, dated as of August 31, 2020 (the “Tender Offer Agreement”), a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein, pursuant to which Edenbrook and the Company agreed that any amendment, extension, termination, waiver or other change or action under the Offer cannot be made by either party without the consent of the other party.

Upon consummation of the Offer, Edenbrook has agreed, pursuant to the Tender Offer Agreement, among other things:

•

not to, and to take all actions necessary to cause the Edenbrook controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of common stock for a period of two years from August 31, 2020;

•

not to take any action to, and to take all actions necessary to cause the Edenbrook controlled affiliates not to, without approval of the Board, cause the Company to (a) cease to be quoted on the NASDAQ; (b) cease to satisfy all requirements to remain listed on the NASDAQ, (c) deregister the common stock of the Company under the Exchange Act; or (d) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements; and

•

that Edenbrook would indemnify the Company for any liability arising from being an offeror with respect to liability to purchase more than 5,000,000 shares (representing its 50% of any shares that may be tendered in the Offer). The Company will similarly indemnify Edenbrook for any liability arising from being an offeror with respect to any liability to purchase more than 5,000,000 shares (representing its 50% of any shares that may be tendered in the Offer).

Pursuant to the Tender Offer Agreement, Edenbrook and the Company have also agreed to indemnify the other for (i) any untrue statement or alleged untrue statement by the indemnifying party of a material fact contained in the Schedule TO, this Offer to Purchase and the related Letter of Transmittal (or any document incorporated by reference therein) and (ii) the omission or alleged omission by the indemnifying party to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein. See Section 11.

If I tender my shares, may I still vote in the Company’s upcoming annual and special meetings of stockholders?

Yes, if you are a holder of record of our common stock on August 10, 2020, you are entitled to vote at the Company’s upcoming annual and special meetings of stockholders. The Company encourages you to review the definitive proxy statements it has filed with the SEC for further information about those meetings. With respect to this Offer, however, any stockholder may tender its shares to us (upon the terms and subject to the conditions of the Offer) regardless of when the stockholder acquired the shares.

Is there any other information I should consider in connection with the Offer?

Yes. You should carefully consider all of the offering materials in their entirety. You can read and review the information the Company has filed and will continue to file from time to time with the SEC (which the Company also posts on its website) which may communicate important information about the Company’s business. For example, on August 7, 2020, the Company entered into an Asset Purchase Agreement whereby the Company agreed to sell certain of its assets in exchange for the consideration provided in the agreement (“Asset Sale Transaction”). The Asset Sale Transaction is subject to stockholder approval at a special meeting scheduled on October 1, 2020. For more information, see Section 11. We encourage you to discuss all information relevant to you with your personal tax, financial, legal or other advisors to consider whether to tender any of your shares in the Offer.

To whom can I talk if I have questions?

If you have any questions regarding the Offer, please contact Equiniti (US) Services LLC, the Information Agent for the Offer, at (833) 503-4130. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains forward-looking statements. All statements, other than statements of historical facts, included herein regarding the consummation of the Offer, the number of shares properly tendered in the Offer, the Asset Sale Transaction, and the Company’s strategy, future operations, future financial position, future revenues, other financial guidance, acquisitions, dispositions, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. The Company uses words such as “believes,” “intends,” “expects,” “anticipates,” “plans,” “may,” “will” and similar expressions to identify forward-looking statements. All forward-looking statements, including, but not limited to, statements regarding the Company’s future operating results, financial position, prospects, acquisitions, dispositions, and business strategy, expectations regarding the Company’s growth and the growth of the industry in which the Company operates, and plans and objectives of management for future operations, are inherently uncertain as they are based on the Company’s expectations and assumptions concerning future events. The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements it makes. There are a number of important factors that could cause the actual results of the Company to differ materially from those indicated by such forward-looking statements. Any or all of the Company’s forward-looking statements in this report may turn out to be inaccurate. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. They may be affected by inaccurate assumptions the Company might make or by known or unknown risks and uncertainties, including but not limited to the risks, uncertainties and assumptions described in the Company’s most recent Quarterly Report on Form 10-Q, in Part II, Item 1A. thereof under the caption “Risk Factors” and elsewhere in that report and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as amended, and those described from time to time in the Company’s future reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Offer to Purchase may not occur as contemplated and actual results could differ materially from those anticipated or implied by the forward-looking statements. In addition, the global economic climate and additional or unforeseen effects from the COVID-19 pandemic may amplify many of these risks. All forward-looking statements in this report are made as of the date hereof, based on information available to us as of the date hereof, and the Company assumes no obligation to update any forward-looking statement. The Company cautions you that these risks are not exhaustive and that it operates in a continually changing business environment and new risks emerge from time to time.

INTRODUCTION

To the Holders of shares of common stock of the Company:

We invite the stockholders of the Company to tender their shares of the common stock of the Company. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, the Company and Edenbrook are offering to purchase up to 10,000,000 shares of common stock in the aggregate, at a price of either (i) $1.80 per share, if up to 6,000,000 shares are tendered, or (ii) $1.96 per share, if more than 6,000,000 up to 10,000,000 shares are tendered, net to the seller in cash, less any applicable tax withholding and without interest. The Offer is a simultaneous combined offer consisting of an offer by the Company and an offer by Edenbrook. Under the terms of the Offer, the Company and Edenbrook are each only required to purchase 50% of those shares properly tendered, up to 10,000,000 shares in them aggregate.

The Offer will expire at 11:59 p.m., New York City time, on October 7, 2020, unless extended.

If more than 10,000,000 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase. Shares properly tendered, but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Offer expires.

Tendering stockholders whose shares are registered in their own names and who tender directly to Equiniti Trust Company, the Depositary and Paying Agent for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Our obligation to accept, and pay for, shares properly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase.

Section 14 describes various United States federal income tax consequences of a sale of shares under the Offer.

The Board has unanimously approved the Offer. However, neither the Board, Edenbrook, the Company, nor the Depositary and Paying Agent or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the Purchase Price. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

As of August 10, 2020, there were 39,896,634 shares of common stock issued and outstanding. The shares are quoted on the NASDAQ under the symbol “MCHX.” On August 7, 2020, the last full trading day completed prior to the day that the Board, and Edenbrook reached a consensus regarding the basic economic terms and timeline for the Offer, the reported closing price of the shares on the NASDAQ was $1.73 per share. On August 28, 2020, the last full trading day before we commenced the Offer, the reported closing price of the shares on the NASDAQ was $1.82 per share, which is greater than the lower price for the Offer of $1.80 per share.

Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

THE TENDER OFFER

1. Terms of the Offer

General. Upon the terms and subject to the conditions of this Offer, the Company and Edenbrook are offering to purchase up to 10,000,000 shares of common stock in the aggregate, at a price of either (i) $1.80 per share, if up to 6,000,000 shares are tendered, or (ii) $1.96 per share, if more than 6,000,000 to 10,000,000 shares are tendered, net to the seller in cash, less any applicable tax withholding and without interest.

The Offer is a simultaneous combined offer consisting of an offer by the Company and an offer by Edenbrook. Under the terms of the Offer, neither the Company nor Edenbrook is required to purchase all of the shares. Rather, subject to the satisfaction or waiver of the terms and conditions of the Offer, each of the Company and Edenbrook will purchase, and therefore only be liable with respect to, 50% of the shares properly tendered pursuant to this Offer. The Company and Edenbrook have filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) on August 31, 2020(the “Schedule TO”).

The term “Expiration Time” means 11:59 p.m., New York City time, on October 7, 2020. We may, in our sole discretion, choose to extend the period of time during which the Offer will remain open, subject to applicable laws. In the event of an extension of the Offer, the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

The proration period and, except as described herein, withdrawal rights, will expire at the Expiration Time.

The Offer is subject to certain conditions. See Section 7.

In conducting the Offer, we are providing a two-tiered price structure, with a price that increases from $1.80 to $1.96 if 6,000,000 or more shares are properly tendered. See Section 8 for recent market prices for the shares.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will determine if the per share price is $1.80 or $1.96 per share, based on the number of shares properly tendered, up to 10,000,000 shares in the aggregate. Once the Purchase Price has been determined, we intend to promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release.

If more than 10,000,000 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Offer expires.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, we will purchase at the Purchase Price properly tendered shares not properly withdrawn on the basis set forth below:

•	first, from any Odd Lot Holder (as defined herein) who properly tenders all of its shares who:

•

properly tenders and does not properly withdraw all shares owned beneficially of record by the Odd Lot Holder (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

second, subject to the conditional tender provisions described in Section 6, from all other stockholders who properly tender shares, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•

third, only if necessary to permit us to purchase up to 10,000,000 shares, from holders who have properly tendered shares conditionally (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder properly tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Time by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

To qualify for this preference, an Odd Lot Holder must properly tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary and Paying Agent would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of properly tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered by the stockholder to the total number of shares properly tendered by all stockholders, other than Odd Lot Holders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. On August 31, 2020, the Board unanimously approved this Offer. The Board determined that the Offer is a prudent use of the Company’s financial resources and presents an appropriate balance between meeting the needs of the Company’s business and delivering value to the Company’s stockholders. The Board determined that a cash tender offer is an appropriate mechanism to return capital to stockholders that seek liquidity under current market conditions while, at the same time, allowing stockholders who do not participate in the Offer to share in a higher portion of the Company’s future potential. The Board believes that the Offer provides a mechanism to give the Company’s stockholders (other than Edenbrook) the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in the Company and its future operations, at no additional cost to them (with respect to the amount of shares purchased by the Company only). As a result, the Board believes that investing in the Company’s own shares in this manner is an attractive use of capital and an efficient means to provide value to the Company’s stockholders.

Assuming the maximum number of 10,000,000 shares are properly tendered in the Offer, at the maximum purchase price of $1.96 per share, the aggregate purchase price will be approximately $19.6 million, with the Company and Edenbrook each purchasing 50% of those shares properly tendered. The maximum aggregate purchase price to be paid by each of the Company and Edenbrook is approximately $9.8 million. See Section 8.

As of August 10, 2020, Edenbrook beneficially owned approximately 19.5% of the Class B Common Stock, representing 5.0% of the voting power of the common stock. The purpose of the Offer for Edenbrook is to increase its ownership in the Company. If the tender offer is fully subscribed, Edenbrook would beneficially own approximately 36.67% of the Company’s outstanding Class B common stock, representing 8.45% of the voting power of the common stock. Edenbrook has also written put option contracts expiring in September 2020 pursuant to which Edenbrook may be required to purchase up to 240,000 additional shares of Class B Common Stock if the counterparty thereto exercises such put options. These put options were written by Edenbrook in December 2019 and January 2020.

Edenbrook’s interests in the Offer are different from those of stockholders being asked to tender their shares. In particular, it would benefit as a purchaser in the Offer from a lower Purchase Price. Also, if you properly tender all of your shares pursuant to the Offer, and your shares are purchased in the Offer by the Company or Edenbrook, as applicable, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, Edenbrook will benefit from any future increase in the value of the Company with respect to such shares. Edenbrook will also bear the burden and risks of any future decrease in the value of the Company.

We believe that buying shares in the Offer represents an attractive use of capital. The Offer provides such stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations at no additional costs to them (with respect to the amount of shares purchased by the Company only).

The Offer also provides registered stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and Paying Agent and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 1.

The Board has unanimously approved the Offer. However, neither the Board, Edenbrook, the Company, nor the Depositary and Paying Agent or the Information Agent is making any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the

Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative percentage ownership interest in the Company and its future operations at no additional cost to them (with respect to the amount of shares purchased by the Company only), but will bear the attendant risks associated with owning the Company’s equity securities.

These risks include those resulting from a decrease in the public float of the shares which will result in limited liquidity and trading volume of the shares after the consummation of the Offer and could result in an increase in price volatility. Stockholders may not be able to sell non-tendered shares in the future at a net price higher than the Purchase Price in the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares that the Company purchases pursuant to the Offer will be retired and will be available for it to issue without further stockholder action (except as required by applicable law) for purposes of including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. There can be no assurance that the Company will issue additional shares or equity interests in the future.

Shares acquired in the Offer will increase Edenbrook’s equity ownership in the Company. As of August 10, 2020, Edenbrook beneficially owned approximately 19.5% of the Class B Common Stock, representing 5.0% of the voting power of the common stock. If the tender offer is fully subscribed, Edenbrook would beneficially own approximately 36.67% of the Company’s outstanding Class B common stock, representing 8.45% of the voting power of the common stock. Neither Edenbrook nor any of its controlled affiliates that beneficially own shares intend to tender shares in the Offer. Edenbrook has also written put option contracts expiring in September 2020 pursuant to which Edenbrook may be required to purchase up to 240,000 additional shares of Class B Common Stock if the counterparty thereto exercises such put options. These put options were written by Edenbrook in December 2019 and January 2020.

Upon consummation of the Offer, Edenbrook has agreed, pursuant to the Tender Offer Agreement (as defined herein), among other things:

•

not to, and to take all actions necessary to cause the Edenbrook controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of common stock for a period of two years from August 31, 2020;

•

not to take any action to, and to take all actions necessary to cause the Edenbrook controlled affiliates not to, without approval of the Board, cause the Company to (a) cease to be quoted on the NASDAQ; (b) cease to satisfy all requirements to remain listed on the NASDAQ, (c) deregister the common stock of the Company under the Exchange Act; or (d) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements; and

•

that Edenbrook would indemnify the Company for any liability arising from being an offeror with respect to any liability to purchase more than 5,000,000 shares (representing its 50% of any shares that may be tendered in the Offer). The Company will similarly indemnify Edenbrook for any liability arising from being an offeror with respect to any liability to purchase more than 5,000,000 shares (representing its 50% of any shares that may be tendered in the Offer).

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein.

The Offer will reduce the Company’s “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) and is likely to reduce the number of the Company’s stockholders. These reductions may result in lower stock prices and reduced liquidity in the trading market for the Company’s common stock following completion of the Offer.

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein (including the Asset Sale Transaction), neither the Company nor Edenbrook currently have any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of an amount of the Company’s assets or any of its subsidiaries’ assets which is material to the Company and its subsidiaries, taken as a whole;

•

any change in the present Board or management of the Company or any plans or proposals to change the number or the term of directors of the Company or to fill any vacancies on the Board (except that the Board may fill vacancies arising on the Board in the future) or to change any material term of the employment contract of any executive officer of the Company;

•	any material change in the Company’s present dividend rate or policy, except as previously disclosed;

•	any material change in the Company’s indebtedness or capitalization, its corporate structure or its business;

•	any class of the Company’s equity securities ceasing to be listed on NASDAQ;

•	any class of the Company’s equity securities being voluntarily deregistered under Section 12(b) or Section 12(g) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of the Company’s securities; or

•	any changes in the Company’s certificate of incorporation or its by-laws, each as amended to date.

Notwithstanding the foregoing, as part of the Company’s long-term corporate goal of increasing stockholder value, the Company has regularly considered alternatives to enhance stockholder value, including open market repurchases of its shares, modifications of its dividend policy, strategic acquisitions and business combinations, and the Company intends to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer (including in the Company’s filings incorporated by reference into this Offer to Purchase), as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that the Company or Edenbrook, as applicable, will decide to undertake any such alternatives. Additionally, from time to time the Company may liquidate, merge or reorganize its subsidiaries for tax and corporate-related purposes.

3. Procedures for Tendering Shares

Proper Tender. For a stockholder to make a proper tender of shares under the Offer:

(i)	the Depositary and Paying Agent must receive at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii)	the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary and Paying Agent.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Book-Entry Transfer. For purposes of the Offer, the Depositary and Paying Agent will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary and Paying Agent’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary and Paying Agent’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary and Paying Agent’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary and Paying Agent.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and Paying Agent and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary and Paying Agent prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution (except with respect to registered holders, which may tender on their own);

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided, is received by the Depositary and Paying Agent, as provided below, prior to the Expiration Time; and

•

the Depositary and Paying Agent receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary and Paying Agent’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

Stockholders may contact the Information Agent or their broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

A Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary and Paying Agent will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary and Paying Agent will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary and Paying Agent or us, execute and deliver any additional documents deemed by the Depositary and Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and Paying Agent and not to us or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders prior to the Expiration Time or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions. We strongly encourage stockholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase, so that you will have as much time as possible prior the Expiration Time to correct any defects or irregularities in the materials you provide to us.

Backup Withholding. Under the U.S. backup withholding rules, 24% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and Paying Agent and certifies that such number is correct or an exemption otherwise applies under applicable Treasury regulations. Therefore, except as provided below, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal and available on the IRS website so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be refunded by the IRS or credited against the U.S. federal income tax liability of the person subject to backup withholding, provided the required information is timely furnished to the IRS. Payments of sale proceeds to U.S. stockholders by a broker and payments of dividends generally will be subject to information reporting to the Internal Revenue Service.

Certain stockholders (including, among others, certain corporations and certain foreign individuals and entities) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as a recipient exempt from backup withholding, that stockholder must submit a statement (generally, an IRS Form W-8BEN or other applicable IRS Form W-8 available on the IRS website), signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary and Paying Agent or from the IRS at www.irs.gov. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR APPLICABLE IRS FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 24% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify Computershare, Inc. (the “Transfer Agent”) at +1 (800) 962-4284 (US, Canada, Puerto Rico) and +1 (781) 575-3100 (non-US). The Transfer Agent will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4. Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on October 29, 2020.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary and Paying Agent, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and Paying Agent and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all person’s participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of the Company, Edenbrook, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary and Paying Agent may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the Purchase Price for (and thereby purchase) up to a total of 10,000,000 shares in the aggregate, properly tendered and not properly withdrawn, with the Company and Edenbrook each purchasing 50% of those shares properly tendered.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will determine if the per share price is either $1.80 (if up to 6,000,000 shares are properly tendered) or $1.96 per share (if more than 6,000,000 and up to 10,000,000 shares are properly tendered).

Subject to the conditions of the Offer, only shares properly tendered, or deemed properly tendered, will be eligible for purchase in the Offer. If more than 10,000,000 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered, only when, as and if we give oral or written notice to the Depositary and Paying Agent of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary and Paying Agent of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary and Paying Agent’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will respectively pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary and Paying Agent (with the Company and Edenbrook each purchasing 50% of those shares properly tendered), which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6. Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares properly tendered will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased; provided that such minimum amount is at least 500 shares of common stock. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased (subject to the 500 share minimum requirement). After the Offer expires, if more than 10,000,000 shares are properly tendered, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified in a conditional tender, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 10,000,000 then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 10,000,000 shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Tender Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the applicable rules under the Exchange Act, if at any time prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•

there has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that we deem is reasonably likely to materially and adversely affect the Company’s business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities, terrorism, or other similar national or international calamity directly or indirectly involving the United States;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

a decrease in excess of 20% in the market price for the shares measured from the close of trading on August 28, 2020, the last full trading day before we commenced the Offer, to the open of trading on the Expiration Time shall have occurred;

•

any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of the Company or any of its subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on the Company or any of its subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•

there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

•

seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to the Company’s stockholders; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of the Company or any of its subsidiaries or affiliates, taken as a whole, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries or affiliates, or Edenbrook, by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of the Company or any of its subsidiaries or affiliates, taken as a whole;

•	we learn that:

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of the shares, or has made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of its or their respective assets or securities;

•

a tender or exchange offer for any or all of the outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion;

•

in the judgment of the Board, the consummation of the Offer shall impair the capital surplus of the Company within the meaning of Section 160 of General Corporation Law of the State of Delaware or the ability of the Company to pay its obligation as they come due;

•

the Company’s acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, the Company’s existing credit facilities then in place as of the time of this Offer;

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), becomes effective and would, in our respective reasonable judgment, change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect either of us or any of our respective affiliates; or

•

we shall have determined that the consummation of the Offer and the purchase of Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the common stock to be delisted from the NASDAQ or eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction.

8. Price Range of the Shares; Dividends

Price Range of the Shares. The Class B common stock has been traded on the NASDAQ Global Select Market under the symbol “MCHX” since March 31, 2004. The following table sets forth, for the periods indicated, the high and low closing sales prices for Marchex’s Class B common stock as reported on the NASDAQ Global Select Market:

	High	Low
Year ended December 31, 2018
Third Quarter	$3.10	$2.66
Fourth Quarter	3.11	2.56
Year ended December 31, 2019
First Quarter	$4.90	$2.82
Second Quarter	5.42	4.10
Third Quarter	4.97	3.14
Fourth Quarter	4.15	3.03
Year ended December 31, 2020
First Quarter	$4.03	$1.33
Second Quarter	1.89	1.25
Third Quarter (though August 28, 2020)	1.85	1.44

On August 7, 2020, the last full trading day completed prior to the day that the Board and Edenbrook reached a consensus regarding the basic economic terms and timeline for the Offer, the reported closing price of the shares on the NASDAQ was $1.73 per share. On August 28, 2020, the last full trading day before we commenced the Offer, the reported closing price of the shares on the NASDAQ was $1.82 per share, which is greater than the lower price for the Offer of $1.80 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

Dividends. The Company has not paid dividends in the past two years and has no current plans to pay dividends or make any distributions on its common stock in the foreseeable future. In December 2017, the Company declared a special cash dividend in the amount of $0.50 per share on its Class A and B common stock, and it paid the total dividend amount of $21.9 million in the first quarter of 2018. The Company’s ability to pay dividends is dependent upon a variety of factors, including its financial results, liquidity and financial condition and capital requirements. There is no assurance that the Company will pay dividends in the future.

Share Repurchase Program. In November 2014, the Company established a 2014 share repurchase program, which authorized the Company to repurchase up to 3,000,000 shares in the aggregate of the Company’s Class B common stock. The Company has not made any share repurchases under this program in the past three years, and 1,319,128 shares of Class B Common Stock remain available for purchase under the plan. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability, and other market conditions.

9. Source and Amount of Funds

Assuming the maximum number of 10,000,000 shares are properly tendered in the Offer, at the maximum purchase price of $1.96 per share, the aggregate purchase price will be approximately $19.6 million, with the Company and Edenbrook each purchase 50% of those shares properly tendered. The maximum aggregate purchase price to be paid by each of the Company and Edenbrook is approximately $9.8 million.

The Company anticipates that it will pay for such shares tendered from its available cash and cash equivalents. As a result, it will have reduced liquidity. Reduced liquidity could have certain material adverse effects on the Company, including, but not limited to, the following: (i) the Company’s available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to the Company; (ii) the Company’s ability to withstand competitive pressures may be decreased; and (iii) the Company’s reduced level of liquidity may make it more vulnerable to economic downturns, and reduce its flexibility in responding to changing business, regulatory and economic conditions. After the Offer is completed, the Company believes that its then-available cash and cash equivalents, cash flow from operations and investing activities and access to capital will continue to provide it with adequate financial resources to meet its working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

Edenbrook anticipates that it will pay for such shares tendered from its available cash and cash equivalents. Edenbrook Long Only Value Fund, LP and Edenbrook Value Fund, LP have more than sufficient cash on hand to pay the full Purchase Price assuming the maximum number of 10,000,000 shares are tendered in the Offer.

Consummation of the Offer is not subject to any financing condition, but is subject to certain other conditions. See Section 7.

10. Information About the Company

The Company is a conversational analytics and solutions company that helps businesses connect, drive, measure, convert callers into customers, and connects the voice of the customer to our customers’ business. The Company delivers data insights and incorporates artificial intelligence (AI)-powered functionality that drives insights and solutions to help companies find, engage and support their customers across voice and text-based communication channels.

The Company provides products and services for businesses of all sizes that depend on calls, texts and other communication channels to drive sales. Its analytics products can provide actionable intelligence on the major media channels advertisers use to acquire customers over the phone.

Where You Can Find More Information. The Company is subject to the information and reporting requirements of the Exchange Act, pursuant to which it files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters. These reports and other information may be accessed at www.sec.gov. The Company also posts the reports and other information it files with or furnishes to the SEC on its website, www.marchex.com. The information contained on our website is not incorporated into this Offer.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below (each SEC File No. 000-50658):

•	The Company’s annual report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 13, 2020 and amended on April 28, 2020 (the “Annual Report”);

•

The Company’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, as filed with the SEC on May 19, 2020 (amended on May 22, 2020) and August 10, 2020, respectively; and

•	The Company’s current reports on Form 8-K filed with the SEC on March 3, 2020, May 8, 2020 (two filings), May 11, 2020 (two filings, one amended May 15, 2020), and August 10, 2020 (two filings).

We are not, however, incorporating any documents or information that are deemed to be furnished and not filed in accordance with SEC rules and regulations.

You may obtain all documents we incorporate by reference through the Company’s website, www.marchex.com, and from the SEC at its website, www.sec.gov. We will also provide to each person to whom this Offer to Purchase is delivered, upon written or oral request, any document we incorporate by reference but do not deliver with this Offer to Purchase. You may request a copy of these documents by contacting us at Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington 98101 or (206) 331-3300. If so requested, we will provide a copy of the incorporated filings at no cost within one (1) business day.

Any statement contained in a document incorporated by reference into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

To the Company’s knowledge, the following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock as of August 10, 2020 by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock or Class B common stock;

•	each of our directors and nominees for director;

•	each of our current “named executive officers” (as defined in Regulation S-K Item 402); and

•	all of our current directors, nominees for director and executive officers as a group.

Percentage of beneficial ownership is based on 4,660,927 shares of our Class A common stock and 39,896,634 shares of our Class B common stock outstanding as of August 10, 2020. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable or issuable upon vesting within 60 days of August 10, 2020, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person. If the tender offer is fully subscribed, the Company and Edenbrook will have purchased approximately 25% of the Company’s outstanding Class B common stock as of the date hereof, and Edenbrook would beneficially own approximately 36.67% of the Company’s outstanding Class B common stock. Edenbrook has also written put option contracts expiring in September 2020 pursuant to which Edenbrook may be required to purchase up to 240,000 additional shares of Class B Common Stock if the counterparty thereto exercises such put options. These put options were written by Edenbrook in December 2019 and January 2020.

Except as otherwise noted below, the address for each beneficial owner listed below is c/o Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington 98101. Except as indicated in the footnotes below and except as subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially Owned				% Total Voting Power (1)
	Class A Common Stock		Class B common stock
Name and, as appropriate, Address of Beneficial Owner	Shares	%	Shares	%
5% Security Holders:
Edenbrook Capital, LLC (2) 116 Radio Circle Mount Kisco, NY 10549	—	—	7,796,796	19.5	5.0
Renaissance Technologies LLC (3) 800 Third Avenue New York, NY 10022	—	—	2,587,172	6.5	1.7
Harbert Discovery Fund, LP (4) 2100 Third Avenue North, Suite 600 Birmingham, AL 35203	—	—	2,235,065	5.6	1.4
Named Executive Officers and Directors:
Michael Arends (5)	—	—	1,505,631	3.7	*
Dennis Cline (6)	—	—	170,260	*	*
Donald Cogsville (7)	—	—	48,123	*	*
Russell C. Horowitz (8)	4,660,927	100.0	1,143,480	2.8	74.9
M. Wayne Wisehart (9)	—	—	286,145	*	*
All directors and executive officers as a group (5 persons) (10)	4,660,927	100.0	3,153,639	7.7	75.7

*	Beneficial ownership or total voting power, as the case may be, representing less than one percent.
(1)

Percentage of voting power represents voting power with respect to shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock shall be entitled to 25 votes per share of Class A common stock and each holder of Class B common stock shall be entitled to 1 vote per share of Class B common stock on all matters submitted to a vote of stockholders, except as may otherwise be required by law. The Class A com-mon stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.

(2)

Based on the most recently available Schedule 13D/A filed with the SEC on August 10, 2020 by Edenbrook, an investment manager to certain private investment funds on its behalf; on behalf of Jonathan Brolin (“Brolin”), an individual; and on behalf of Edenbrook Long Only Value Fund, LP (“Edenbrook Fund”). Edenbrook and Brolin each report beneficial ownership of 7,796,796 shares of our Class B common stock, and shared voting and dispositive power as to 7,796,796 shares of our Class B common stock. Edenbrook

Long Only Value Fund, LP reports beneficial ownership of 6,788,133 shares of our Class B common stock, and shared voting and dispositive power as to 6,788,133 shares of our Class B common stock.
(3)

Based on the most recently available Schedule 13G/A filed with the SEC on February 13, 2020 by Renaissance Technologies LLC (“Renaissance”), an investment advisor on its behalf and on behalf of Renaissance Technologies Holdings Corporation (“Renaissance Holdings Corporation”). Renaissance and Renaissance Holdings Corporation each report beneficial ownership of 2,587172 shares of our Class B common stock, sole voting power as to 2,417,857 shares of our Class B common stock, sole dispositive power as to 2,589,840 shares of our Class B common stock and shared dispositive power as to 6,332 shares of our Class B common stock.

(4)

Based on the most recently available Schedule 13D filed with the SEC on March 12, 2020 by Harbert Discovery Fund, LP; Harbert Discovery Fund GP, LLC; Harbert Fund Advisors, Inc.; Harbert Management Corporation; Jack Bryant; Kenan Lucas; and Raymond Harbert report beneficial ownership of 2,235,065 shares of our Class B common stock and shared voting and dispositive power with respect to 2,235,065 shares of our Class B common stock.

(5)

Includes: (1) 239,250 shares of restricted stock subject to vesting; (2) 678,277 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020; (3) 10,500 shares of our Class B common stock held by the Nicole Marie Arends 2003 Trust for the benefit of Nicole Marie Arends, the daughter of Mr. Arends, for which shares Mr. Arends disclaims beneficial ownership; (4) 18,100 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Arends; and (5) 6,500 shares of Class B common stock held in an Individual Retirement Account for the benefit of Diana Arends, Mr. Arends’ wife.

(6)

Includes: (1) 22,500 shares of restricted stock subject to vesting; (2) 15,000 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020; (3) 28,500 shares of our Class B common stock held by DMC In-vestments, LLC, a limited liability company of which Mr. Cline is the managing member; and (4) 10,000 shares of our Class B common stock held by the Colburn Cline Trust for the benefit of Colburn Cline, the son of Mr. Cline, for which shares Mr. Cline disclaims beneficial ownership.

(7)

Includes: (1) 22,500 shares of restricted stock subject to vesting; and (2) 17,500 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020.

(8)

Includes: (1) 4,660,927 shares of our Class A common stock held by MARRCH Investments, LLC; (2) 261,500 shares of restricted stock subject to vesting; (3) 579,062 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020; and (4) 5,000 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Horowitz. Mr. Horowitz is the managing member of MARRCH Investments, LLC and, as such, may be deemed to exercise voting and investment power over the shares held by this entity.

(9)

Includes 22,500 shares of restricted stock subject to vesting; and (2) 25,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020.

(10)

Includes an aggregate of: (1) 4,660,927 shares of our Class A common stock; (2) 1,838,800 shares of our Class B common stock which includes 20,500 shares for which beneficial ownership has been disclaimed; and (3) 1,314,839 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020.

Executive Compensation Matters

For more information regarding the Company’s equity incentive plans, director and executive officer compensation arrangements, and related matters, please see the Annual Report.

Asset Sale Transaction

On August 7, 2020, the Company and Archenia, Inc. (“Archenia”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which, and upon the terms and subject to the conditions thereof,

Archenia will acquire the Company’s (i) mobile advertising network for businesses that drive sales through inbound phone calls (the “Call Marketplace Product”), (ii) advertising solution for small business resellers to sell call advertising, search marketing and other lead generation products through their existing sales channels to their small business advertisers (the “Local Leads Product”), and (iii) related business operations and certain other assets including an equity interest in Uproar.car Corporation (“Uproar,” and together with the Call Marketplace Product and the Local Leads Product, the “Business”), and assume certain liabilities of the Company for a purchase price of: (i) $2.25 million in cash; (ii) contingent consideration based on revenue from the Call Marketplace Product (2.5% of incremental revenues net of direct variable costs for a 24-month period following closing once cumulative revenues exceed $140 million post transaction), the Local Leads Product (15% of incremental revenues net of direct variable costs once cumulative revenues exceed $6 million post transaction), and Archenia’s total business (0.25% of incremental revenues once annual revenues exceed $53 million in any of calendar years 2021, 2022 and 2023); (iii) contingent sale transaction consideration (30% of incremental proceeds from any sale transaction with a value of greater than $10 million for the Company’s 90% disposed interest in the Business occurring within 24-months following closing); (iv) shares of Class B common stock in Archenia equal to a 10% equity interest at closing; and (v) the cancellation of Company stock options for 1,500,000 shares currently held by Russell C. Horowitz and Michael Arends (the “Asset Sale”). Archenia is an entity formed and controlled by Russell C. Horowitz, a director and named executive officer of the Company, and Michael Arends, a named executive officer of the Company. Following the closing of this contemplated transaction, Messrs. Horowitz and Arends will remain in their current executive officer positions with the Company with no change in their roles or duties. While Messrs. Horowitz and Arends are the controlling stockholders of Archenia, they have advised the Company that they will not have executive officer positions with Archenia. The Company and Archenia have also agreed to enter into a support services agreement pursuant to which the Company, following the closing of the transaction, will provide services to Archenia on a cost-plus 5% basis, with guaranteed payments to the Company of $3.5 million in the first year following closing, and $1.5 million in the second year following closing (with the second year guarantee subject to a minimum revenue threshold for such year) (the “Support Services Agreement” and together with the Asset Sale, the Asset Purchase Agreement and the other agreements and transactions contemplated thereby, the “Asset Sale Transaction”).

The approval of a majority of the Company’s disinterested stockholders is a closing condition of the Asset Sale Transaction. The Company filed a preliminary proxy statement relating to a special meeting of stockholders for the purpose of approving the Asset Sale Transaction on August 14, 2020 and a definitive proxy statement on August 24, 2020.

Related Party Transactions

For more information regarding the Company’s related party transactions, please see the Annual Report, as well as the definitive proxy statement relating to the Asset Sale Transaction filed with the SEC on August 24, 2020.

Tender Offer Agreement

Edenbrook and the Company have entered into a tender offer agreement, dated as of August 31, 2020 (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, the parties have agreed that any amendment, extension, termination, waiver or other change to the terms and conditions of the Offer cannot be made by either party without the consent of the other party. The parties have also agreed to cooperate with respect to any SEC filings in connection with the Offer.

Pursuant to the Tender Offer Agreement, the Company and Edenbrook have, among other things, agreed to indemnify the other for (i) any untrue statement or alleged untrue statement by the indemnifying party of a material fact contained in the Schedule TO, this Offer to Purchase and the related Letter of Transmittal (or any document incorporated by reference therein) and (ii) the omission or alleged omission by the indemnifying party to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

Upon consummation of the Offer, Edenbrook has agreed, pursuant to the Tender Offer Agreement, among other things:

•

not to, and to take all actions necessary to cause the Edenbrook controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of common stock for a period of two years from August 31, 2020;

•

not to take any action to, and to take all actions necessary to cause the Edenbrook controlled affiliates not to, without approval of the Board, cause the Company to (a) cease to be quoted on the NASDAQ; (b) cease to satisfy all requirements to remain listed on the NASDAQ, (c) deregister the common stock of the Company under the Exchange Act; or (d) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements; and

•

that Edenbrook would indemnify the Company for any liability arising from being an offeror with respect to any liability to purchase more than 5,000,000 shares (representing its 50% of any shares that may be tendered in the Offer). The Company will similarly indemnify Edenbrook for any liability arising from being an offeror with respect to any liability to purchase more than 5,000,000 shares (representing its 50% of any shares that may be tendered in the Offer).

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein.

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither the Company, nor any of its affiliates, subsidiaries, directors, or executive officers have effected any transactions involving shares of the Company’s common stock during the 60 days prior to the date of this Offer to Purchase.

12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being listed on the NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act.

However, the purchase by the Company of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares and limited liquidity after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer with an increase in price volatility. Stockholders may not be able to sell non-tendered shares in the future at a net price higher than the Purchase Price in the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future.

Upon consummation of the Offer, Edenbrook has agreed, pursuant to the Tender Offer Agreement, not to take certain actions that may impact the trading price of our common stock. See “ —11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares— Tender Offer Agreement” and the Tender Offer Agreement filed as an exhibit to this Schedule TO.

13. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to the Company’s business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. Any such approval or other action, if needed, may not be obtained, may require substantial cost or conditions, and may result in adverse consequences to the Company’s business and financial condition if not obtained. Our obligations under the Offer to accept for payment and pay for shares is subject to certain conditions. See Section 7.

14. Certain Material U.S. Federal Income Tax Consequences of the Offer

The following summary describes certain material U.S. federal income tax consequences relevant to the Offer. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and any changes to which could materially affect the U.S. federal income tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held by holders as capital assets for U.S. federal income tax purposes and does not address all tax consequences, including tax consequences that may be relevant to various specified categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, pass-through entities, tax-exempt organizations, certain former citizens or long-term residents of the United States, holders who beneficially own directly or indirectly more than 5% all the Company’s outstanding shares, or holders who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). Different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the application of the alternative minimum tax or the state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular tax consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnerships, should consult their own tax advisors.

Exchange of Shares Pursuant to the Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Additionally, the Company and Edenbrook intend to treat each holder’s exchange of shares pursuant to the Offer as a single integrated transaction, as they will not trace whether or in what proportion such tendering holder’s shares are acquired by the Company or Edenbrook, and the remainder of this discussion so assumes. A holder that participates in the Offer will be treated, depending on such holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us. If the exchange of shares for cash does not qualify as a sale or exchange as discussed below, the distribution may be taxable as a dividend if and to the extent the Company has either cumulative earnings and profits through December 31, 2019, which is the end of the Company’s latest taxable year, or earnings and profits of the Company’s current taxable year ending December 31, 2020. The Company does not have cumulative earnings and profits for the period from the Company’s formation through December 31, 2019. There can be no assurance that the Company will not have earnings and profits for its tax year ending December 31, 2020.

In general, under applicable U.S. federal income tax laws, a holder of corporate stock that receives a payment from the issuer of all or a portion of such stock in redemption of such stock will be treated as having received a distribution taxable as a dividend to the extent of the issuer’s earnings and profits unless the exchange (a) results in a “complete termination” of all such holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such holder, or (c) is “not essentially equivalent to a dividend” with respect to the holder. If one of these requirements is met, then the redemption will not be treated as a dividend but instead as a taxable exchange of the shares by such holders generally resulting in capital gain or loss. In applying the relevant test, a holder must take into account shares that such holder constructively owns under certain attribution rules, pursuant to which the holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a holder if the percentage of the then-outstanding shares owned by such holder in the Company immediately after the exchange is less than 80% of the percentage of the shares owned by such holder in the Company immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the holder’s equity interest in the Company. While it is not free from doubt, the portion of an exchange of shares for cash by a holder with the Company where such exchange results in any reduction of the proportionate equity interest in the Company and where such holder prior to the tender has a relative equity interest in the Company that is minimal and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” Holders should consult their tax advisors regarding the application of these rules to their particular circumstances.

U.S. Holders. Assuming no portion of the amount that a U.S. Holder receives pursuant to this Offer is treated as a dividend, a U.S. Holder generally will recognize gain or loss from the disposition of the shares for cash. Such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gains of non-corporate U.S. Holders are taxed at preferential rates. Capital losses are subject to limitations on their use. Depending upon the U.S. Holder’s circumstances, the 3.8% net investment tax may also apply to any gain recognized on such a disposition. See Section 3 with respect to the application of U.S. backup withholding. Holders should consult their tax advisers as to the tax consequences of the receipt of any amount in exchange for shares pursuant to this Offer.

Non-U.S. Holders. As used herein, a “Non-U.S. Holder” is a beneficial owner of shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Any gain recognized on the receipt of cash pursuant to the Offer by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder, and, if the Non-U.S. Holder is a foreign corporation, that corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or

•

the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of Shares pursuant to the Offer, in which case the Non-U.S. Holder generally will be subject to a tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the Non-U.S. Holder’s net gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

Pursuant to the Foreign Investors in Real Property Tax Act of 1980 (“FIRPTA”), gross proceeds from a disposition of a United States Real Property Interest, including an interest in a United States Real Property Holding Company, generally is subject to withholding at a rate of 15%. The Company and Edenbrook intend to take the position that the exchange of shares for cash pursuant to this offer generally would not be subject to withholding under FIRPTA for holders who own 5% or less of all outstanding shares because while not free from doubt, the Company’s common stock should be treated as “regularly traded on an established securities market” pursuant to the Internal Revenue Code and applicable Treasury Regulations. However, the Company and Edenbrook, directly or through an agent, reserve the right to withhold FIRPTA withholding taxes on these stockholders to the extent required by law.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer, and should also see Section 3 for a discussion of the application of U.S. backup withholding.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. NON-U.S. HOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

15. Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and Paying Agent and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 7 has occurred or is deemed by us to have occurred, to terminate the Offer prior to the Expiration Time and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and Paying Agent and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by the rules promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16. Certain Information Concerning Edenbrook

Each of Edenbrook Long Only Value Fund, LP and Edenbrook Value Fund, LP are an affiliate of Edenbrook Capital, LLC. Jonathan Brolin is the principal of Edenbrook Capital, LLC.

Schedule A attached hereto and incorporated by reference herein sets forth the name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of Mr. Brolin. Mr. Brolin is a United States citizen.

None of foregoing persons have been, during the past five years: (a) convicted in a criminal proceeding; or (b) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of August 10, 2020, Edenbrook beneficially owned approximately 19.5% of the Class B Common Stock, representing 5.0% of the voting power of the common stock. If the tender offer is fully subscribed, Edenbrook would beneficially own approximately 36.67% of the Company’s outstanding Class B common stock, representing 8.45% of the voting power of the common stock. Edenbrook has also written put option contracts expiring in September 2020 pursuant to which Edenbrook may be required to purchase up to 240,000 additional shares of Class B Common Stock if the counterparty thereto exercises such put options. Neither Edenbrook nor any of its controlled affiliates that beneficially own shares will tender shares in the Offer. These put options were written by Edenbrook in December 2019 and January 2020.

17. Background of the Offer; Contacts

The Board and senior management, with the assistance of the Company’s outside legal and financial advisors, regularly review the Company’s long-term strategic plan with the goal of maximizing stockholder value. From time to time, the Board has explored whether to repurchase shares of common stock, or other strategic transactions. Also from time to time, stockholders of the Company have inquired about additional opportunities for liquidity.

In November 2014, the Company established a 2014 share repurchase program, which authorized the Company to repurchase up to 3,000,000 shares in the aggregate of the Company’s Class B common stock. The Company has not made any share repurchases under this program in the past three years, and 1,319,128 shares of Class B Common Stock remain available for purchase under the plan.

In December 2017, the Company declared a special cash dividend in the amount of $0.50 per share on its Class A and B common stock, and it paid the total dividend amount of $21.9 million in the first quarter of 2018. The Company has not paid dividends in the past two years and has no current plans to pay dividends or make any distributions on its common stock in the foreseeable future.

In June 2020, the Board and senior management began to preliminarily consider the possibility of a tender offer pursuant to which the Company would repurchase shares of its Class B common stock. In addition, in connection with its ongoing consideration of strategic transactions, the Board and senior management were also preliminarily discussing a potential sale of the Company’s Business, which discussions advanced to formal negotiations in July 2020 and August 2020.

On August 6, 2020, the Board, senior management and outside counsel at DLA Piper LLP (US) met via teleconference with Edenbrook and its outside counsel at Schulte Roth & Zabel LLP to preliminarily discuss the merits of, and the timeline, structure, and related considerations associated with, a potential joint tender offer.

On August 7, 2020, the Audit Committee of the Board met to consider the financial results for the second quarter of 2020. The Board and senior management also discussed the possibility of a joint tender offer with Edenbrook. These discussions included, among other things, the trading price and liquidity of the Company’s common stock, whether a tender offer would be an attractive use of cash by the Company, the merits and risks of conducting a tender offer, the relationship between a tender offer and the Asset Sale Transaction, the potential effects of a tender offer on the liquidity of the remaining shares following a tender offer, and the potential advantages and disadvantages of a potential joint tender offer with Edenbrook. The Board authorized senior management to continue discussions with Edenbrook, including as to indicative economic terms and a timeline for a potential joint tender offer.

On August 8, 2020, the Company’s senior management and Edenbrook reached a consensus regarding the basic economic terms and timeline for a potential joint tender offer, including a price per share of $1.80 (if up to 6,000,000 shares are tendered) or $1.96 (if more than 6,000,000 up to 10,000,000 shares are tendered), the aggregate maximum of up to 10,000,000 shares in the aggregate split 50% between the Company and Edenbrook, no minimum number of shares as a condition to closing the tender offer, and a target closing in October 2020 unless extended.

On August 10, 2020, the Company announced its intent to conduct the Offer, the Asset Sale Transaction, and its financial results for the second quarter of 2020.

On August 14, 2020, the Company filed a preliminary proxy statement relating to a special meeting of stockholders for the purpose of approving the Asset Sale Transaction.

On August 18, 2020, the Company began coordinating with Edenbrook and its counsel regarding the process for preparing the documentation for the Offer. During that week, legal counsel and management of the Company discussed with representatives of Edenbrook issues and concerns regarding the more detailed terms of the proposed joint tender offer, including the terms of the Tender Offer Agreement.

From August 24, 2020 until the commencement of the Offer, the Company and its legal counsel negotiated with Edenbrook and its legal counsel as to certain features of the proposed joint tender offer and related agreements and tender offer documents, including the Offer to Purchase and the Tender Offer Agreement.

On August 31, 2020, the Board met telephonically with management and its legal counsel to discuss the proposed joint tender offer and related agreements and tender offer documents. After considering the proposed terms of the tender offer, the views of management and the advice of legal counsel, the Board determined that it was in the best interests of the Company and its stockholders to pursue the Offer and authorized management to commence the Offer. The Board further determined that it would not make any recommendation to the Company’s stockholders regarding whether they should participate in the Offer.

On August 31, 2020, the Company and Edenbrook commenced the Offer.

18. Fees and Expenses

We have retained Equiniti Trust Company to act as the Depositary and Paying Agent, and Equiniti (US) Services LLC to act as the Information Agent in connection with the Offer. In these capacities, Equiniti Trust Company and Equiniti (US) Services LLC will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, Equiniti (US) Services LLC, as Information Agent, may contact holders of shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of shares.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary and Paying Agent) for soliciting tenders of shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary and Paying Agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

19. Miscellaneous

The Company and Edenbrook have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary and Paying Agent or the Information Agent.

August 31, 2020

SCHEDULE A

Controlling Person of Edenbrook Capital, LLC

Jonathan Brolin is the Founder and Managing Partner of Edenbrook Capital, LLC, which he founded in 2011. Edenbrook takes a private equity approach to public markets, principally through concentrated, long-term investments in small and mid-cap companies. Mr. Brolin has over 25 years of experience in public and private equity investing and investment banking. In addition, Mr. Brolin serves as a Fellow at the Gabelli Center for Global Security Analysis at Fordham University’s School of Business, where he also teaches Advanced Topics in Value Investing. He earned his M.B.A. from Columbia Business School, where he was a member of the Beta Gamma Sigma Honor Society, and his B.A. from the University of Pennsylvania, where he was a Benjamin Franklin Scholar and General Honors Student. Mr. Brolin has served as a Director of Frequency Electronics, Inc. since November 2017. Mr. Brolin also serves as a Director of CXO Nexus, Inc., a private software company focused on vendor spend management.

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent as follows:

The Depositary and Paying Agent for the Offer is:

Equiniti Trust Company

By Mail: By 5:00 p.m. NYC time on Expiration Time Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858

By Facsimile Transmission for Notice of Guaranteed Delivery Form ONLY:
By 5:00 p.m. NYC time on Expiration Time

Equiniti Trust Company

Shareowner Services

Voluntary Corporate Actions

(800) 468-9716 (phone)

(866) 734-9952 (fax)

By Hand or Overnight Courier:
By 5:00 p.m. NYC time on Expiration Time
Equiniti Trust Company

Shareowner Services

Voluntary Corporate Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights,
Minnesota 55120-4100

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary and Paying Agent.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

90 Park Avenue

New York, New York 10016

Stockholders please call toll-free: (833) 503-4130

Banks and Brokers Call: (516)220-8356 Email: marchexinfo@equiniti.com